Exhibit 5.1

June 22, 2011

TranSwitch Corporation
Three Enterprise Drive
Shelton, Connecticut 06484

Re:	Registration Statement on Form S-8 Relating to the 2005 Employee Stock Purchase Plan (the “Plan”) of TranSwitch Corporation (the “Company”)

Ladies and Gentlemen:

Reference is made to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on June 22, 2011 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), such Registration Statement incorporates by reference the registration statement on Form S-8, originally filed with the SEC on June 24, 2005 (File No. 333-126129), and relates to the registration of an additional 125,000 shares of common stock, $.001 par value per share, of the Company issuable pursuant to the Plan (the “Shares”).

In rendering this opinion, we have examined, are familiar with, and have relied as to factual matters solely upon, copies of the Plan, the Amended and Restated Certificate of Incorporation, as amended, the Second Amended and Restated By-Laws of the Company, the minute books and stock records of the Company and originals or copies of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion (collectively, the “Documents”).

Our opinions contained herein are limited to the laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and the federal law of the United States of America.

Our opinion hereafter expressed is based solely upon: (1) our review of the Documents; (2) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein; and (3) such review of published sources of law as we have deemed necessary.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, the terms of any option or purchase right grant thereunder duly authorized by the Company’s Board of Directors or Compensation Committee and any related agreements with the Company, if any, will be validly issued, fully paid and nonassessable.

We express no legal opinion upon any matter other than that explicitly addressed above, and our express opinion therein contained shall not be interpreted to be implied opinions upon any other matter.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.  This opinion speaks only as of the date hereof and we assume no obligation to update this opinion at any date subsequent to the date hereof.

Very truly yours,

/s/ Brown Rudnick LLP